                            SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                DSP GROUP, INC.
   ---------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

   ---------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:

          --------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          --------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          --------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------------

     (5)  Total fee paid:

          --------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)  Amount previously paid:

          --------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:

          --------------------------------------------------------------------

     (3)  Filing Party:

          --------------------------------------------------------------------

     (4)  Date Filed:

          --------------------------------------------------------------------

                                   DSP GROUP, INC.
                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               TO BE HELD MAY 20, 1997

To the Stockholders of DSP GROUP, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of DSP Group, Inc., a Delaware corporation (the "Company"), will be held at the Company's principal executive office located at 3120 Scott Boulevard, Santa Clara, California 95054, on Tuesday, May 20, 1997, at
9:00 a.m., local time, for the following purposes:

         1. ELECTION OF DIRECTORS. To elect two Class III Directors of the Company to serve until the 2000 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

         2. SELECTION OF INDEPENDENT AUDITORS. To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 1997; and

         3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

    The Board of Directors has fixed the close of business on April 3, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                             By Order of the Board of Directors

                             /s/ IGAL KOHAVI

                             Igal Kohavi,
                             CHAIRMAN OF THE BOARD

Santa Clara, California
April 15, 1997

                                                          Mailed to Stockholders
                                                      on or about April 15, 1997

                                   DSP GROUP, INC.
                                 3120 SCOTT BOULEVARD
                            SANTA CLARA, CALIFORNIA 95054

                                   PROXY STATEMENT

GENERAL INFORMATION

    This Proxy Statement is furnished to the stockholders of DSP Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, May 20, 1997 at 9:00 a.m., local time, at the Company's principal executive office located at 3120 Scott Boulevard, Santa Clara, California 95054, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

REVOCABILITY OF PROXY

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by: (i) delivering to the Company (to the attention of Avi Basher, the Company's Secretary) a written notice of revocation or a duly executed proxy bearing a later date; or (ii) attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

    The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its Officers, Directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

    The close of business on April 3, 1997 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 9,562,528 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or 4,781,265 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. Directors shall be elected by a plurality of the votes cast.

    An automated system administered by the Company's transfer agent will tabulate votes cast by proxy and an employee of the transfer agent will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal. If no specific instructions are given with respect to matters to be acted upon at the Annual Meeting, shares of Common Stock represented by a properly executed proxy will be voted FOR
(i) the election of management's nominees for Directors listed in Proposal No. 1 and (ii) the ratification of the selection of the independent auditors.

                                    PROPOSAL NO. 1
                                ELECTION OF DIRECTORS

    The Company's Bylaws authorize the number of Directors to be not less than five nor more than seven. The number of Directors on the Board is currently fixed at six. The Company's Board of Directors is divided into three classes:
Class I, Class II and Class III. Each Director serves a three-year term. The Board is currently composed of two Class I Directors (Messrs. Ayalon and de Rothschild), whose terms will expire upon the election and qualification of Directors at the annual meeting of stockholders to be held in 1998; two Class II Directors (Messrs. Phelps and Shamir), whose terms will expire upon the election and qualification of Directors at the annual meeting of stockholders to be held in 1999; and two Class III Directors (Messrs. Kaplan and Kohavi), whose terms will expire at the Annual Meeting and who have been nominated by management to continue to serve as Class III Directors for three-year terms following the Annual Meeting. At each annual meeting of stockholders, Directors will be elected for full terms of three years to succeed those Directors whose terms are expiring.

    In October 1996, the Board authorized the increase in the number of Directors to seven and immediately thereafter unanimously elected Mr. Shamir as a Class II Director. In January 1997, Mr. Fischer resigned as a Class I Director, and the remaining Directors on the Board appointed Mr. de Rothschild to fill the Class I vacancy. In March 1997, Donald Yost resigned as a Class II director, and the Board subsequently amended the Bylaws to fix the number of directors at six.

    At the Annual Meeting, the stockholders will elect two Class III Directors, each of whom will serve a three-year term until the annual meeting of stockholders to be held in 2000 or until a successor is elected or appointed and qualified or until the Director's earlier resignation or removal. The Board has no reason to believe that either of the persons named below will be unable or unwilling to serve as a nominee or as a Director if elected.

    Certain information about Messrs. Kaplan and Kohavi, the Class III nominees, is furnished below:

    SAMUEL L. KAPLAN has been a Director of the Company since May 1993.
Mr. Kaplan has been a partner in the law firm of Kaplan, Strangis and Kaplan, P.A. of Minneapolis, Minnesota, since October 1978. Mr. Kaplan also serves as a trustee of USP Real Estate Investment Trust, a real estate investment trust.

    IGAL KOHAVI has been Chairman of the Board of the Company since September 1995. Dr. Kohavi serves as Chairman of the Direct Investment Funds at Dovrat-Schrem & Co. Ltd., an Israeli investment bank at which he formerly served as President from October 1994 to January 1996. In addition, Dr. Kohavi presently serves as President of Niko Consulting and Management (1995) Ltd., an Israeli company. Between March 1993 and October 1994, he served as Managing Director of Clal Electronic Industries Ltd. ("Clal"). Between 1986 and March 1993, he served as the President of one of Clal's subsidiaries, Clal Computers and Technology Ltd., a developer and distributor of computer hardware and software. Dr. Kohavi also serves as a director of Mercury Interactive Corporation, a software company.

                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                      THE ELECTION OF THE NOMINEES NAMED ABOVE.

DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL

    The following table sets forth certain information with respect to the Executive Officers, Directors and key personnel of the Company:

    DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL

    NAME                     AGE            POSITION
    ----                     ---            --------
Igal Kohavi                  57   Chairman of the Board

Eliyahu Ayalon               54   President, Chief Executive Officer and
                                  Director

Avi Basher                   40   Vice President of Finance, Chief Financial
                                  Officer and Secretary

Martin M. Skowron            54   Senior Vice President

Moshe Shahaf                 42   Chief Technical Officer and Vice President,
                                  Research and Development

Nathaniel de Rothschild (2)  51   Director

Samuel L. Kaplan (1)(2)      60   Director

Millard Phelps (1)           68   Director

Yair Shamir (1)(2)           51   Director
---------------
(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

    ELIYAHU AYALON joined the Company in April 1996 as President, Chief Executive Officer and Director. From May 1992 to April 1996, Mr. Ayalon served as President and Chief Executive Officer of Mennen Medical Ltd., a developer and manufacturer of medical instruments and apparatus. Between October 1990 and May 1992, he served as President and Chief Executive Officer of Semiconductor Devices, Ltd., a developer and manufacturer of semiconductor devices for the defense industry.

    AVI BASHER joined the Company in October 1996 as Vice President of Finance and Chief Financial Officer. In January 1997, he was elected to serve as Secretary of the Company as well. Prior to joining the Company, Mr. Basher served from December 1992 to October 1996 as Chief Financial Officer of InterPharm Laboratories, Ltd., a healthcare biotechonology company. From January 1990 to December 1992, he served as Chief Financial Officer and Vice President of Finance of Rosh Intelligent Systems, Inc., a software company.

    MARTIN SKOWRON joined the Company in March 1991 as Vice President of Manufacturing and became Vice President of Operations in September 1991. In September 1996, Mr. Skowron was appointed Senior Vice President of the Company. From April 1990 to December 1990, he served as Director of Manufacturing Operations at Contact International, a semiconductor leadframe manufacturer. From August 1987 to June 1989, he served as Director of Operations at Novasensor, a manufacturer of silicon pressure sensors. From April 1985 to August 1987, Mr. Skowron was Director of Manufacturing at Zoran Corporation, a manufacturer of specialty digital signal processing integrated circuits.

    MOSHE SHAHAF joined the Company in April 1996 as Chief Technical Officer and was appointed Vice President, Research and Development of the Company at the same time. Prior to joining the Company, Mr. Shahaf served from September 1995 to April 1996 as Vice President for Development at RAD Network Devices Ltd., which specializes in WAN and LAN internetworking solutions. From October 1994 to September 1995, he served as Vice President for Development and Chief Technical Officer at Wave Systems Corp., a computer systems developer. From 1982 to September 1994, Mr. Shahaf served in various positions at National Semiconductor Corp., a manufacturer of semiconductors.

    NATHANIEL DE ROTHSCHILD has been a Director of the Company since January 1997. From June 1988 to the present, Mr. de Rothschild has served as the President of Nathaniel de Rothschild Holdings Ltd. Investments, a private investment company. Mr. Rothschild also serves as a director of Octel Communications Corporation, a voice messaging company, and VRT Plc, an investment trust.

    MILLARD PHELPS has been a Director of the Company since July 1995.
Mr. Phelps has been with Hambrecht & Quist, an investment banking firm since 1984, where he currently serves as Advisory Director in the corporate finance area and where he advises on public and private financing matters. Mr. Phelps has worked in the semiconductor industry for more than 20 years at several manufacturing companies, including Texas Instruments Incorporated, Fairchild Corporation, Intersil Inc. and Synertek Inc. He currently serves as a director of Trident Microsystems, Inc., a designer, developer and marketer of integrated circuit graphics and multimedia products, and of Rise Technology Corporation, a designer, developer and marketer of microprocessors.

    YAIR SHAMIR has been a Director of the Company since October 1996 and has served as President and Chief Operating Officer of VCON Telecommunications, Ltd., a developer and marketer of video conferencing systems, since March 1997. From July 1995 to February 1997, Mr. Shamir served as the Executive Vice President of The Challenge Fund-Etgar L.P., a venture capital firm. From January 1994 to July 1995, he served as Chief Executive Officer for Elite Industries, Ltd., a food products company. From January 1988 to December 1993, he served as Executive Vice President and General Manager of Scitex Corporation, Ltd., an electronics company. Mr. Shamir currently serves as a director of Mercury Interactive Corporation, a provider of client/server and web testing tools, and Orckit Communications, Limited, a developer and manufacturer of local loop communications systems.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

    There are no family relationships among any of the Directors or Executive Officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During 1996, the Board met seven times and acted by written consent two times. No Director attended fewer than 75% of the aggregate of the total number of meetings of the Board held during the period for which he was a Director and the total number of all meetings of committees of the Board on which he served held during the period for which he was a Director. The Board currently has two committees: the Compensation Committee and the Audit Committee. The Nominating Committee was disbanded in April 1997, and the Executive Committee and the Stock Option Committee were disbanded in April 1996.

    The Compensation Committee held two meetings in 1996. The Compensation Committee currently consists of Messrs. Kaplan, Phelps and Shamir, and Mr. Kaplan serves as its Chairman. Its functions are to establish and apply the Company's compensation policies with respect to the Company's Executive Officers.

    The Audit Committee held four meetings in 1996. The Audit Committee currently consists of Messrs. de Rothschild, Kaplan and Shamir, and Mr. de Rothschild serves as its Chairman. The Audit Committee recommends the engagement of the Company's independent auditors. In addition, the Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

    The Nominating Committee, which was established in April 1994, held no meetings in 1996 and consisted of Messrs. Ayalon and Yost. Mr. Yost resigned as a Director of the Company in March 1997. The Nominating Committee filled vacancies on the Board of Directors. The Nominating Committee was disbanded in April 1997.

    The Executive Committee was established in April 1995 upon the resignation of Mr. Gilo as Chairman of the Board. Its function was to review and act upon various matters. The Executive Committee consisted of Messrs. Kaplan and Yost, and Mr. Yost served as its Chairman. The Executive Committee was disbanded in April 1996.

    The Stock Option Committee, which was established in April 1994, held no meetings in 1996. The Stock Option Committee consisted of Messrs. Avraham Fischer, Kaplan and Yost, and Mr. Fischer served as its Chairman. Mr. Fischer resigned as a Director of the Company in January 1997. The Stock Option Committee administered the

Company's stock option plans, although the Compensation Committee approved grants under the Company's stock option plans. The Stock Option Committee was disbanded in April 1996.

COMPENSATION OF DIRECTORS

    Directors who are employees of the Company do not receive any additional compensation for their services as Directors. Directors who are not employees of the Company receive an annual retainer of $20,000, payable in quarterly installments of $5,000 each. The retainer contemplates attendance at four Board meetings per year. Additional Board meetings of a face-to-face nature are compensated at the rate of $1,000 per meeting. Additional meetings on a telephonic basis are compensated at the rate of $250 per meeting. In addition, committee meetings of a face-to-face nature held on a day other than a Board meeting are compensated at the rate of $500 per meeting or, if a committee meeting is held on a telephonic basis, at the rate of $250 per meeting. All Directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

    Each outside Director of the Company is also entitled to participate in the Director Option Plan. The Director Option Plan provides for the grant of nonstatutory options to nonemployee Directors of the Company. The Director Option Plan is designed to work automatically; however, to the extent administration is necessary, it will be provided by the Board of Directors. The Director Option Plan provides that each eligible Director is granted an option to purchase 15,000 shares of Common Stock under the Director Option Plan on the date on which he or she first becomes a Director of the Company. In addition, on the same date, each new Director is granted an option to purchase 10,000 shares of Common Stock under the 1991 Employee and Consultant Stock Plan (the "1991 Plan"). Thereafter, each outside Director is to be granted an option to purchase 5,000 additional shares of Common Stock (a "Subsequent Option") on January 1 of each year if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. In addition, an option to purchase 5,000 shares of Common Stock (a "Committee Option") is to be granted on January 1 of each year to each outside Director for each committee of the Board on which he or she shall have served as a chairperson for at least six months.

    On January 1, 1996, Mr. Kaplan was granted a Subsequent Option to purchase up to 2,000 shares of Common Stock, at an exercise price of $11.50 per share, under the Director Option Plan.

    On January 4, 1996, Mr. Kohavi was granted an option to purchase up to 40,000 shares of Common Stock, at an exercise price of $11.75 per share, under the 1991 Plan.

    On April 22, 1996, Mr. Kohavi was granted an option to purchase up to 60,000 shares of Common Stock, at an exercise price of $12.00 per share, under the 1991 Plan.

    On May 31, 1996, in connection with his appointment in April 1996 as President, Chief Executive Officer and Director of the Company, Mr. Ayalon was granted an option to purchase up to 120,000 shares of Common Stock, at an exercise price of $11.75 per share, under the 1991 Plan.

    On July 1, 1996, each of Messrs. Kaplan and Phelps were granted options to purchase up to 7,000 shares of Common Stock, at an exercise price of $9.38 per share, under the Director Option Plan. The grants were made to equal the difference between the number of shares initially granted to these Directors upon becoming members of the Board, and the current number of shares a new member to the Board receives.

    On October 21, 1996, the date on which he was appointed as a Director of the Company, Mr. Shamir was granted an option to purchase up to 15,000 shares of Common Stock, at an exercise price of $7.63 per share, under the Director Option Plan.

    On October 21, 1996, each of Messrs. Kaplan, Phelps and Shamir were granted options to purchase up to 10,000 shares of Common Stock, at an exercise price of $7.63 per share, under the 1991 Plan.

    On October 21, 1996, each of Messrs. Ayalon and Kohavi were granted options to purchase up to 40,000 shares of Common Stock, at an exercise price of $7.63 per share, under the 1991 Plan.

    On January 2, 1997, each of Messrs. Kaplan and Phelps were granted Subsequent Options to purchase up to 5,000 shares of Common Stock, at an exercise price of $9.38 per share, under the Director Option Plan.

    On January 2, 1997, Mr. Kaplan was granted a Committee Option to purchase up to 5,000 shares of Common Stock, at an exercise price of $9.38 per share, under the Director Option Plan.

    On January 28, 1997, the date on which he was appointed as a Director of the Company, Mr. de Rothschild was granted an option to purchase up to 15,000 shares of Common Stock, at an exercise price of $12.13 per share, under the Director Option Plan. On the same date, Mr. de Rothschild also was granted an option to purchase up to 10,000 shares of Common Stock, at an exercise price of $12.13 per share, under the 1991 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors, Executive Officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and The Nasdaq Stock Market, Inc. Copies of these reports are also required to be delivered to the Company.

    Except as set forth below, the Company believes, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, that during the fiscal year ended December 31, 1996, all Reporting Persons complied with all applicable filing requirements, except for the following: (i) Mr. Shamir, a Director, unintentionally filed a late Form 3 relating to his becoming a Director of the Company in October 1996; the required Form 3 was filed in February 1997; (ii) Mr. Ayalon, President, Chief Executive Officer and Director, unintentionally filed a late Form 5 relating to certain stock option grants, which was due on February 14, 1997; the required Form 5 was filed February 19, 1997; (iii) Mr. Kaplan, a Director, unintentionally filed a late Form 5 relating to certain stock option grants, which was due on February 14, 1997; the required Form 5 was filed February 19, 1997; and
(iv) Mr. Kohavi, Chairman of the Board, unintentionally filed a late Form 5 relating to certain stock option grants, which was due on February 14, 1997; the required Form 5 was filed February 19, 1997.

                                SECURITY OWNERSHIP OF
                       CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of April 3, 1997, by (i) each stockholder known to the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each of the Company's Directors; (iii) the Chief Executive Officer and each of the four other most highly compensated Officers of the Company (including the former Chief Executive Officer and two former Executive Officers) (collectively, the "Named Executive Officers"); (iv) each of the Executive Officers other than the Named Executive Officers and (v) all Executive Officers and Directors of the Company as a group:

NAME AND ADDRESS OF          AMOUNT & NATURE OF
BENEFICIAL OWNER             BENEFICIAL OWNERSHIP (1)      PERCENT OF CLASS (2)
----------------              ------------------------      --------------------
Nathaniel de Rothschild.             10,000                          *
Samuel L. Kaplan (3) . .             47,020                          *
Igal Kohavi (4). . . . .             96,003                          *
Millard Phelps (5) . . .              4,000                          *
Yair Shamir. . . . . . .             20,000                          *
Eliyahu Ayalon (6) . . .             70,000                          *
Martin Skowron (7). . . .             8,757                          *
Irving Gold (8). . . . .             13,630                          *
Serdar Yurdakul (9). . .             14,687                          *
Eli Porat. . . . . . . .                 --                         --
John P. Goldsberry (10).             31,250                          *
Michael Hoberg (11). . .             20,312                          *
Avi Basher . . . . . . .                 --                         --
Moshe Shahaf (12). . . .             18,958                          *
All Directors and Executive
Officers as a group
(14 persons) (13). . . .            354,617                        3.6%
---------------------

*   Less than 1%

(1) To the Company's knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2) Number of shares and percentage ownership include shares issuable pursuant to stock options or warrants held by the person in question exercisable within 60 days after April 3, 1997. Percentages are based on 9,562,528 shares of Common Stock outstanding as of April 3, 1997.

(3) Includes 19,520 shares held of record by the Kaplan, Strangis and Kaplan, P.A. Profit Sharing Trust FBO Samuel L. Kaplan. Also includes 6,500 shares issuable pursuant to stock options.

(4) Includes 90,000 shares issuable pursuant to stock options. Also includes 6,003 shares, which are held in trust in connection with a stock option plan of the Company and which are voted at the direction of Mr. Kohavi. Mr. Kohavi does not have dispositive power over the shares held in such trust and disclaims beneficial ownership of such shares. See "Certain Relationships and Related Transactions -- Other Transactions."

(5) Includes 3,500 shares issuable pursuant to stock options.

(6) Includes 70,000 shares issuable pursuant to stock options.

(7) Includes 8,757 shares issuable pursuant to stock options.

(8) Includes 13,630 shares issuable pursuant to stock options.

(9) Includes 14,687 shares issuable pursuant to stock options.

(10) Includes 31,250 shares issuable pursuant to stock options.

(11) Includes 20,312 shares issuable pursuant to stock options.

(12) Includes 18,958 shares issuable pursuant to stock options.

(13) See footnotes (3) through (12). Includes 277,594 shares issuable pursuant to stock options.

                                    PROPOSAL NO. 2
                 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Ernst & Young LLP served as the Company's independent auditors in 1996, and have been appointed by the Board to continue as the Company's independent auditors for the Company's fiscal year ending December 31, 1997. In the event that ratification of this selection of independent auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of independent auditors.

    A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR
                      THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                     EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

    The following table sets forth all compensation earned by the Company's Chief Executive Officer, and each of the four other most highly compensated Named Executive Officers of the Company (including the former Chief Executive Officer and two former Executive Officers) for the years ended December 31, 1996, 1995 and 1994:

                              SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                          ANNUAL COMPENSATION         AWARDS
                                          -------------------         ------
                                                                    SECURITIES
                                                                    UNDERLYING    ALL OTHER
                                          SALARY        BONUS (1)     OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR            $              $           (#)           $
---------------------------   ----      ------------     ---------   ----------   ------------
Eliyahu Ayalon                1996      $157,493 (2)     $72,000       160,000         --
  Chief Executive Officer,    1995            --              --            --         --
  President and Director      1994            --              --            --         --

Igal Kohavi                   1996       250,000          72,000       140,000         --
  Chairman of the Board       1995        62,500 (3)          --        60,000         --
                              1994            --              --            --         --

Martin Skowron                1996       113,674          40,000        25,000         --
  Senior Vice President       1995       105,708          20,000            --         --
                              1994        96,583          13,000        15,569         --

Irving Gold                   1996       140,033 (4)       9,200         8,000         --
  Vice President,             1995       116,630 (5)      10,000            --         --
  Marketing & Sales,          1994        98,384 (6)      10,000         3,956         --
  DSP Core Technology

Serdar Yurdakul               1996       126,098 (7)      19,200        24,000         --
  Vice President,             1995       103,958          16,500            --         --
  Computer Telephony          1994        58,718 (8)      20,000        12,500         --
  Product Line

Eli Porat (9)                 1996       100,260              --            --   $311,850 (10)
  Former Chief Executive      1995       234,850          77,000       100,000         --
  Officer, President          1994       210,333          85,000        76,000         --
  and Director

John P. Goldsberry (11)       1996       135,194              --       100,000     87,749 (12)
  Former Chief Financial      1995            --              --            --         --
  Officer and Vice            1994            --              --            --         --
  President of Finance

Michael Hoberg (13)           1996       111,851          22,000            --         --
  Former Corporate            1995       104,167          22,000            --         --
  Controller and Principal    1994        97,185          20,000        25,000         --
  Accounting Officer



-------------------------
(1) The Company's Executive Officers are eligible for annual cash bonuses.
    Such bonuses are generally based upon
    achievement of corporate performance objectives determined by the Compensation Committee; however, Mr. Yurdakul is entitled to a minimum annual bonus of $10,000. Bonuses are awarded by the Compensation Committee based upon individual, as well as corporate, performance. The Company pays bonuses in the year following that in which the bonuses were earned.

(2) Represents Mr. Ayalon's salary from his appointment as Chief Executive Officer, President and Director of the Company in April 1996.

(3) Represents Mr. Kohavi's salary from his appointment as Chairman of the Board in September 1995.

(4) Includes $37,999 of commissions earned by Mr. Gold in 1996.

(5) Includes $25,797 of commissions earned by Mr. Gold in 1995.

(6) Includes $14,217 of commissions earned by Mr. Gold in 1994.

(7) Includes $11,557 of commissions earned by Mr. Yurdakul in 1996.

(8) Mr. Yurdakul joined the Company in May 1994.

(9) Mr. Porat resigned as Chief Executive Officer, President and Director of the Company in April 1996.

(10) Represents the amount paid to Mr. Porat pursuant to a severance agreement. See "-- Employment Agreements."

(11) Mr. Goldsberry resigned as Chief Financial Officer and Vice President of Finance of the Company in October 1996.

(12) Represents the amount paid to Mr. Goldsberry in 1996 pursuant to a severance agreement, as well as the amount which will be paid in 1997 pursuant to such severance agreement. See "-- Employment Agreements."

(13) Mr. Hoberg resigned as Corporate Controller and Principal Accounting Officer of the Company as of October 1996 and terminated his employment with the Company in January 1997.

OPTION GRANTS

    The following table sets forth certain information with respect to stock options granted during 1996 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Company's Common Stock.




                                        OPTION GRANTS IN 1996

                                       INDIVIDUAL GRANTS (1)
                  ---------------------------------------------------------
                                                                                POTENTIAL REALIZABLE
                  NUMBER OF                                                       VALUE AT ASSUMED
                  SECURITIES    % OF TOTAL                                      ANNUAL RATES OF STOCK
                  UNDERLYING     OPTIONS                                        PRICE APPRECIATION FOR
                   OPTIONS      GRANTED TO                                           OPTION TERM
                   GRANTED      EMPLOYEES       EXERCISE       EXPIRATION      -----------------------
    NAME             (#)         IN 1996         PRICE            DATE             5%            10%
-----------------  ----------    ----------      --------       ----------      ---------      --------
Eliyahu Ayalon     120,000        12.2%          $11.750        05/31/01       $389,557       $860,819
                    40,000         4.1             7.625        10/21/01         84,226        186,206

Igal Kohavi         40,000         4.1            11.750        01/04/01        129,852        286,940
                    60,000         6.1            12.000        04/22/01        198,922        439,567
                    40,000         4.1             7.625        10/21/01         84,266        186,206

Martin Skowron      25,000         2.6             8.250        08/22/01         56,983        125,918

Irving Gold          8,000         0.8             8.250        08/22/01         18,235         40,294

Serdar Yurdakul     17,000         1.7            11.750        01/04/01         55,187        121,949
                     7,000         0.7             8.250        08/22/01         15,955         35,257

Eli Porat               --         --              --                 --             --             --

John P. Goldsberry  100,000       10.2            10.750        01/11/01        297,003        656,298

Michael Hoberg           --         --                --              --             --             --


--------------------
(1) All options were granted pursuant to the 1991 Plan.

OPTION EXERCISES AND OPTION VALUES

    The following table sets forth information concerning option exercises during 1996 and the aggregate value of unexercised options as of December 31, 1996 held by each of the Named Executive Officers:




                                     AGGREGATED OPTION EXERCISES IN 1996
                                    AND OPTION VALUES AT DECEMBER 31, 1996


                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED IN-THE-
                      AGGREGATE OPTION                OPTIONS AT                   MONEY OPTIONS AT
                      EXERCISES IN 1996           DECEMBER 31, 1996              DECEMBER 31,1996 (1)
                    --------------------     -----------------------------    ----------------------------
                     SHARES
                    ACQUIRED
                      ON         VALUE
                    EXERCISE    REALIZED
    NAME             (#)       ($) (2)      EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------   ---------    --------     -----------     -------------    -----------    -------------
Eliyahu Ayalon         --            --        40,000          120,000          $8,750         $26,250

Igal Kohavi            --            --        65,000          135,000           8,750          26,250

Martin Skowron         --            --         6,811           29,866              --           6,250

Irving Gold            --            --        12,049           10,323              --           2,000

Serdar Yurdakul        --            --         7,812           28,688              --           1,750

Eli Porat          22,917      $225,316            --               --              --              --

John P. Goldsberry     --            --            --               --              --              --

Michael Hoberg (3)     --            --        17,817            7,813              --              --



---------------
(1) Calculated on the basis of the last sale price of the Common Stock as reported on the Nasdaq National Market on December 31, 1996 of $8.50 per share, minus the exercise price.

(2) Calculated on the basis of the last sale price of the Common Stock as reported on the Nasdaq National Market on the day of exercise, minus the exercise price.

(3) Mr. Hoberg terminated his employment with the Company in January 1997. For a discussion regarding the vesting and exercisability of his stock options, see "-- Employment Agreements."

EMPLOYMENT AGREEMENTS

    The following Named Executive Officers, including the former Chairman of the Board, the former Chief Executive Officer and a former Executive Officer, have written employment agreements with the Company: Messrs. Ayalon, Kohavi, Porat, Goldsberry and Hoberg.

    In April 1996, Mr. Ayalon entered into an employment agreement with DSP Semiconductors, Ltd., the Company's wholly-owned subsidiary in Israel ("DSP Semiconductors"), pursuant to which Mr. Ayalon is to serve as the President and Chief Executive Officer of DSP Semiconductors and the Company. The term of the agreement is indefinite. The agreement provides for a fixed monthly salary of NIS 47,000 (approximately U.S. $15,000), which shall be adjusted monthly to the Consumer Price Index of Israel. Mr. Ayalon also shall be entitled to an annual bonus, the amount of which is determined at the sole discretion of the Board. The agreement may be terminated by DSP Semiconductors or Mr. Ayalon, without cause (as defined in the agreement), upon six months advance written notice.

    In August 1996, Mr. Kohavi and the Company entered into a rescission agreement that nullified the employment agreement previously entered into between the parties in November 1995, pursuant to which Mr. Kohavi was to serve as the Chairman of the Board of the Company. At the same time, DSP Semiconductors and Niko Consulting and Management (1995) Ltd. entered into a service agreement, whereby the Company contracted for the services of Mr. Kohavi as the Chairman of the Board of DSP Semiconductors and the Company. See "Certain Relationships and Related Transactions -- Other Transactions."

    In April 1996, Mr. Porat resigned as President, Chief Executive Officer and Director of the Company. Upon his resignation, Mr. Porat received a severance payment of $234,850, plus an amount equal to eighteen times the current monthly premium of his health benefits. In addition, the Company accelerated the vesting of all of Mr. Porat's options to purchase shares of the Company's Common Stock and such options remained exercisable for a period of up to 90 days after the termination of Mr. Porat's consulting arrangement with the Company.
Mr. Porat agreed to become a consultant of the Company for a period of six months. Mr. Porat received $12,833.33 a month from the Company as a consultant to the Company. Mr. Porat also agreed not to compete in any way directly or indirectly against the Company during the six months of consulting service.

    On October 21, 1996, John P. Goldsberry and the Company entered into an agreement in which Mr. Goldsberry resigned as Chief Financial Officer and Vice President of Finance of the Company and agreed to become a consultant of the Company for a three month period from November 1, 1996 through January 31, 1997. The monthly fee for Mr. Goldsberry's consulting services was $14,585. At the end of such period, the Company agreed to pay Mr. Goldsberry a severance payment in the amount of $14,585 per month for an additional three months. Pursuant to the terms of the agreement, Mr. Goldsberry's stock options continue to vest through April 30, 1997. Mr. Goldsberry shall have a period of forty-five days from such time to exercise his vested stock options. After such time, all of Mr. Goldsberry's unexercised stock options shall be null and void.

    On December 2, 1996, Michael Hoberg and the Company entered into an agreement in which Mr. Hoberg resigned as Corporate Controller and Principal Accounting Officer of the Company effective as of October 31, 1996 and agreed to be an employee of the Company, who reported directly to the Chief Financial Officer of the Company, until no later than January 31, 1997 at a salary of $9,533 per month. Pursuant to the terms of the agreement, Mr. Hoberg's stock options continue to vest through April 30, 1997 and Mr. Hoberg may exercise his vested stock options until June 14, 1997. After such time, all of Mr. Hoberg's unexercised stock options shall be null and void.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee currently consists of the Messrs. Kaplan, Phelps and Shamir; Mr. Kaplan serves as its Chairman.

    Mr. Fischer, who resigned as a Director of the Company in January 1997, served as a member of the Compensation Committee until January 1996. Mr. Fischer is a senior partner of the law firm of I. Fischer & Co., of Tel Aviv, Israel, which serves as the Company's legal counsel on matters regarding Israeli law and serves as legal counsel to DSP Semiconductors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH WHICH FOLLOWS SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    COMPENSATION POLICY. The Company's compensation policy, as established by the Compensation Committee, states that the Executive Officers' total annual cash compensation should vary with the performance of the Company and that long-term incentives awarded to such Officers should be aligned with the interest of the Company's stockholders. The Company has designed its executive compensation program to attract and retain Executive Officers who will contribute to the Company's long-term success, to reward Executive Officers who contribute to the Company's financial performance, and to link Executive Officer compensation and stockholder interests through the grant of stock options under the 1991 Plan.

    Compensation of the Company's Executive Officers consists of three principal components: salary, bonus and long-term incentive compensation consisting of stock option grants.

    SALARY. The base salaries of the Company's Executive Officers are reviewed annually and are set by the Compensation Committee. When setting base salary levels, in a manner consistent with the Compensation Committee's policy outlined above, the Committee considers competitive market conditions for executive compensation, the Company's performance and the performance of the individual Executive Officer.

    BONUS. For the fiscal year ended December 31, 1996, the Compensation Committee evaluated the performance of, and set the bonuses payable to, the Chief Executive Officer and the other Executive Officers of the Company. The performance factors utilized by the Compensation Committee in determining whether bonuses should be awarded to the Company's Executive Officers included the following: increased sales of the Company's products during fiscal 1996; the Officer's overall individual performance in his position and his relative contribution to the Company's performance during the year; and the Board's desire to retain the Executive Officer in the face of considerable competition for executive talent within the industry. The Board of Directors or the Compensation Committee in the future may modify the foregoing criteria or select other performance factors with respect to bonuses paid to Executive Officers for any given fiscal year.

    LONG-TERM INCENTIVE COMPENSATION. The Company believes that stock option grants (i) align Executive Officer interests with stockholder interests by creating a direct link between compensation and stockholder return, (ii) give Executive Officers a significant, long-term interest in the Company's success, and (iii) help retain key Executive Officers in a competitive market for executive talent.

    The 1991 Plan authorizes the Board, or a committee thereof, to grant stock options to employees and consultants of the Company, including the Executive Officers. Stock option grants are made from time to time to Executive Officers whose contributions have or will have a significant impact on the Company's long-term performance. The Company's determination of whether stock option grants are appropriate is based upon individual performance measures established for each individual on an annual basis. Options are not necessarily granted to each Executive Officer during each year. Generally, options granted to Executive Officers vest in equal annual installments over a period of four years and expire five years from the date of grant. Details on stock options granted to certain Executive Officers in 1996 are provided in the table entitled "Option Grants in 1996."

    COMPENSATION OF CHIEF EXECUTIVE OFFICER. The Board of Directors considered the following factors in evaluating the performance of, and setting the bonus compensation for, Mr. Ayalon, the Company's Chief Executive Officer and President since April 1996: the increase in the net income of the Company from the prior year, the Company's stock price, and the time and effort that Mr. Ayalon individually applied in connection with the execution of his duties. The Compensation Committee believes that the salary, bonus and long-term incentive compensation paid to Mr. Ayalon for the fiscal year ended December 31, 1996 were appropriate based on the above criteria.

    COMPENSATION POLICY REGARDING DEDUCTIBILITY.  Section 162(m) of the
Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's Executive

Officers in 1996 did not exceed the $1 million limit per officer. The 1991 Plan is structured so that any compensation deemed paid to an Executive Officer in connection with the exercise of option grants made under such plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Compensation Committee currently intends to limit the dollar amount of all other compensation payable to the Company's Executive Officers to no more than $1 million. The Compensation Committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issue of deductibility when and if circumstances warrant, and may use such exemptions in addition to the exemption contemplated under the 1991 Plan.

Submitted by the Compensation Committee:

    Samuel L. Kaplan
    Millard Phelps
    Yair Shamir

STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Index and Standard & Poor's Technology Sector Index. The period shown commences on February 11, 1994, the date that the Company's Common Stock was registered under Section 12 of the Exchange Act, and ends on December 31, 1996, the end of the Company's last fiscal year. The graph assumes an investment of $100 on February 11, 1994, and the reinvestment of any dividends.

    The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.


                             TOTAL RETURN TO STOCKHOLDERS
                        FEBRUARY 11, 1994 TO DECEMBER 31, 1996


                                        [GRAPH]




Measurement Period                                                     S&P
------------------           DSP Group                S&P           Technology
(Fiscal Year Covered)           Inc.               500 Index          Sector
--------------------            ---                ---------          ------

Measurement Pt - 02/11/94       $100                  $100            $100

FYE 12/31/94                    $139                  $98             $111
FYE 12/31/95                    $82                   $135            $160
FYE 12/31/96                    $61                   $166            $227


                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INCENTIVE STOCK PLAN TRUST

    In May 1988, in connection with the Company's Stock Option Plan (the "1988 Option Plan"), the Company and a former Chairman of the Board of the Company entered into a trust agreement. Pursuant to the terms of the trust agreement, all shares of the Company's Common Stock purchased pursuant to the 1988 Option Plan were held in trust by the former Chairman of the Board, in his capacity as trustee, until such shares were fully vested and any promissory notes used as payment for such shares were paid in full. In January 1994, the Company replaced this trust agreement with a trust agreement entered into by the Company and Doron, Aber, Vaknin & Co. Trust Company Ltd., as Trustee (the "Trustee"). However, the Trustee may only vote the shares held in trust pursuant to the instructions of Mr. Kohavi, the Chairman of the Board of the Company. As of December 31, 1996, 6,003 shares of the Company's Common Stock were held in trust under the 1988 Option Plan.

OTHER TRANSACTIONS

    In August 1996, DSP Semiconductors and Niko Consulting and Management
(1995) Ltd., an Israeli company that is wholly owned by Mr. Kohavi, entered into a service agreement pursuant to which Mr. Kohavi is to serve as the Chairman of the Board of Directors of DSP Semiconductors and the Company. The term of the agreement extends to October 1998, with automatic one-year extensions, unless sooner terminated in accordance with the agreement. The agreement provides for an initial annual base salary of $250,000, with annual increases and payment of bonuses to be determined by the Board of Directors of DSP Semiconductors. The agreement provides that Mr. Kohavi must spend 120 days per year on matters relating to DSP Semiconductors. The agreement may be terminated by Mr. Kohavi upon prior written notice of 90 days. In the event the agreement is terminated by DSP Semiconductors without cause (as defined in the agreement), Mr. Kohavi is entitled to receive severance compensation equal to nine times his base monthly salary. In the event the agreement is not renewed by DSP Semiconductors, Mr. Kohavi is entitled to receive severance compensation equal to six times his base monthly salary.

    The Company has entered into indemnification agreements with each of its Directors and Executive Officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law.

    The Company believes that the transactions described above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The above referenced transactions were approved by a majority of the Board of Directors. All future transactions between the Company and its Officers, Directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested, nonemployee Directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                                  LEGAL PROCEEDINGS

    In November 1995, after the Company's stock price declined, several lawsuits were filed in the United States District Court for the Northern District of California accusing the Company, its former Chief Executive Officer, and its former Chief Financial Officer of issuing materially false and misleading statements in violation of the federal securities laws. These lawsuits were consolidated into a single amended complaint in February 1996. In the amended complaint, plaintiffs sought unspecified damages on behalf of all persons who purchased shares of the Company's Common Stock during the period June 6, 1995 through November 10, 1995. On June 11, 1996, the Court granted the Company's motion to dismiss the lawsuit, with leave to amend. The plaintiffs filed an amended complaint on July 11, 1996. On March 7, 1997, the Court issued an order dismissing with prejudice all claims based on statements issued by the Company. The Court is permitting plaintiffs to proceed with their claims regarding statements the Company allegedly made to securities analysts, and is also permitting plaintiffs to amend their complaint as to their claim that the Company is responsible for the statements contained in analysts' reports. The Company believes the lawsuit to be without merit and intends to defend itself vigorously.

    On February 12, 1997, BEKA Electronic GmbH ("BEKA") commenced an action in the United States District Court for the Northern District of California against the Company. The action alleges breach of contract, breach of implied covenant of good faith and fair dealing and requests an accounting by the Company in connection with the Company's termination of the Sales Representative Agreement between BEKA and the Company. The complaint seeks an unspecified amount of damages. The Company believes the lawsuit to be without merit and intends to defend itself vigorously.

    On October 22, 1996, a lawsuit between the Company and Rockwell International Corporation was settled and Rockwell purchased a license for three versions of the Company's TrueSpeech speech technology. The litigation had been pending since February 1995 in Superior Court of Santa Clara County, California. The Company had alleged unfair competition, violations of state law and an attempt by Rockwell to unfairly influence the DSVD Consortium, a group of companies formed to select a speech compression technology that enables modems to transmit computer data and digital voice simultaneously, in the selection of speech compression technology. A preliminary injunction was issued by the Court in March 1995 enjoining Rockwell from granting royalty-free licenses of its speech compression product during the pendency of the action or until further order of the Court. Rockwell had appealed from the issuance of the preliminary injunction and such appeal had remained pending.

    In February 1997, a lawsuit between the Company and Elk Industries, Inc. ("Elk") was settled. The litigation had been pending since April 1996 in the United States District Court for the Southern District of Florida. Elk had alleged patent infringement by the Company in connection with the Company's making, selling and using an audio storage and distribution system allegedly covered under a patent held by Elk.

                                STOCKHOLDER PROPOSALS

    To be considered for presentation to the annual meeting of the Company's stockholders to be held in 1998, a stockholder proposal must be received by Avi Basher, Secretary, DSP Group, Inc., 3120 Scott Boulevard, Santa Clara, California 95054, no later than December 17, 1997.

                                    OTHER MATTERS

    The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

    It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                             By Order of the Board of Directors,

                             /s/ IGAL KOHAVI

                             Igal Kohavi,
                             CHAIRMAN OF THE BOARD

April 15, 1997
Santa Clara, California